UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 26, 2006

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York	0-11576	13-3119827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 West 57th Street
New York, New York 10019

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (212) 582-0900

Item 8.01 Other Events

Charles E. Harris, our Chairman and Chief Executive Officer, intends to increase his share ownership in Harris & Harris Group, Inc. (the "Company") in the following manner. Pursuant to the Company's equity incentive plan approved by shareholders on May 4, 2006, Mr. Harris has non-qualified options to purchase 200,327 shares of common stock that vested on December 26, 2006, and will expire on June 26, 2007. Pursuant to a 10b5-1 plan, it is Mr. Harris’s intention to exercise up to all of these options and sell the shares, utilizing all of the proceeds as follows: a) to pay for the exercise of these options; b) to pay the estimated taxes triggered by the exercise of these options; c) to exercise vested incentive stock options and hold all of the shares purchased through such exercise; d) to the extent that there are additional net proceeds, to exercise additional vested non-qualified stock options and hold all of the shares from such exercise; and e) to pay the estimated taxes triggered by the exercise of such additional vested non-qualified stock options. In summary, Mr. Harris does not intend to retain any of the proceeds from the sale of stock that he will be purchasing from the exercise of his non-qualified stock options that expire on June 26, 2007, but rather to use all of the proceeds to pay for the cost of the exercise of options and the payment of taxes triggered by the exercise of options, thereby increasing his ownership of shares of the Company.

Other executive officers of the Company also intend to increase their ownership of shares through the exercise of stock options. Pursuant to share ownership guidelines established by the Board of Directors, as previously disclosed in the Company's registration statement on Form N-2 filed on December 11, 2006, each executive officer intends to retain at least 25 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise) that he or she purchases in a calendar year through the exercise of options up to $75,000 in current market value, and to retain at least 50 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise) that he or she purchases in a calendar year above $75,000 until he or she reaches the following share ownership levels as measured by current market value:

Ownership Level

CEO	$6,000,000
Managing Directors	$1,500,000
Other Deal Team Members (including General Counsel)	$1,000,000
Other Officers	1 X Base Salary

After reaching the above ownership levels, each executive officer is expected to retain at least 25 percent of the net shares (after sales of stock to cover the purchase price and taxes triggered by the exercise) that he or she purchases in a calendar year through the exercise of stock options. See our Form 8-K filed on June 26, 2006, for information about individual stock option grants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2006	HARRIS & HARRIS GROUP, INC.

	By:	/s/ Charles E. Harris
Charles E. Harris
Chief Executive Officer